Exhibit 99.2
BrightpointThe Global Leader Providing Unique Supply Chain Solutions to the Wireless Industry NASDAQ-GS Ticker: CELL

Forward-Looking Statemen*tsThis presentation may contain information that includes or is based upon “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding the demand for wireless handsets, our ability to grow faster than the market, our ability to achieve efficiencies and our financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Brightpoint, Inc. (“Brightpoint”) undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Brightpoint’s business, including those mentioned in the Risk Factors in Item 1A of Brightpoint’s Form 10-K for the year ended December 31, 2009, and in any Risk Factors or cautionary statements contained in our periodic reports on Form 10-Q or current reports on Form 8-K, which we hereby incorporate by reference. 1

Brightpoint, Inc. World’s #1 provider of unique and innovative supply chain solutions to the wireless industry In 2009, Brightpoint handled 84 million devices (actual product value over $10 billion) Global platform -operations in 25 countries serving the Americas, EMEA, and APAC ”...is the last mile in the wireless supply chain.” 2

Unique and Innovative Supply Chain Solutions 3

Brightpoint Customers and Manufacturing Partners Over 30,000 B2B customers with more than 100,000 points of sale 4

Growing Units Faster than the Industry 24% CAGR 11% CAGR Source: Strategy Analytics 5

Q3 2010 Smartphone Mix Smartphone Standard/Feature phone Brightpoint, Inc. 23% 77% Americas 50%50%APAC19% 81% Industry* 32%68% EMEA 28% 72% Mix of smartphones handled in Americas region is lower due to prepaid and fixed fee logistic services as these programs do not have significant smartphonepenetration Higher mix of smartphones in Asia-Pacific and EMEA regions compared to consolidated Brightpoint, Inc. due to ramp up of recently announced distribution agreements with major wireless device manufacturers. Source: Based on an average of industry analysts’ estimates for global sell-in of smartphones 6

Investment Considerations Leading providerof unique and innovative supply chain solutions to the wireless technology industry 80% of the wireless devices handled —non-Brightpoint owned Wireless industry provides significant growth opportunities fueled by replacement cycle Long-term growth prospects and track record of outpacing the industry Positioned to benefit from smartphone adoption Global scale drives operating leverage Breadth and value of services expanding through continued focus on innovation Strong balance sheet enables growth and expansion 7

BrightpointThe Global Leader Providing Unique Supply Chain Solutions to the Wireless Industry NASDAQ-GS Ticker: CELL